Exhibit 5.1

John-Paul Motley

T: +1 323 573 3561

jmotley@cooley.com

June 24, 2022

Willdan Group, Inc.

2401 East Katella Avenue, Suite 300

Anaheim, CA 92806

Ladies and Gentlemen,

We have acted as counsel to Willdan Group, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 478,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), issuable pursuant to the Company’s Amended and Restated 2008 Performance Incentive Plan (the “2008 Plan”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectuses, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, (c) the 2008 Plan and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with such authorization and the 2008 Plan, the Registration Statement and the related prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP 1333 2nd Street, Santa Monica, CA 90401

Telephone: +1 310 883 6400 ● Facsimile: +1 310 883 6500 ● Cooley.com

Willdan Group, Inc.

June 24, 2022

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ John-Paul Motley
John-Paul Motley

Cooley LLP 1333 2nd Street, Santa Monica, CA 90401

Telephone: +1 310 883 6400 ● Facsimile: +1 310 883 6500 ● Cooley.com